Pricing Supplement No.  29  Dated December 11, 1996
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(2)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount:  $5,000,000

CUSIP:  61687Y BA4

Trade Date:  December 11, 1996

Settlement Date:  January 8, 1997

Maturity Date:  January 8, 2007

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.90%

Interest Rate (per annum):  3-month LIBOR + 0.50%, subject to a
Maximum Interest Rate of 9.0%.
Intermediation calculations rounded to five decimal places;
Coupon rounded to three decimal places.

Interest Rate Basis:
     (  )   Commercial Paper Rate  (  )  Federal Funds Rate
     (  )   LIBOR (Reuters)        (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )   Prime Rate

Interest Payment Date(s): April 8, July 8, October 8 and January
8 of each year, commencing April 8, 1997

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                          (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual     (  ) Monthly
                         (X)   Quarterly (30/360 with no adjustment to period
                               end date for calculation purposes.)

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
     (X) Quarterly (30/360 with no adjustment to period end date for calculation purposes.)
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement:  8th of each April, July, October and January
(whether or not a Business Day) beginning April 8, 1997.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )   Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )   Other Floating Rate (See attached)

Spread (plus/minus):  +.50%        Spread Multiplier:  N/A

Index Maturity:  3 months          Index Currency:  N/A

Maximum Interest Rate:  9.00%      Minimum Interest Rate:  0.00%

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (X)  30/360 with no adjustment to period
                            end date for calculation purposes
                            (Commercial Paper Rate Notes, Federal
                             Funds Rate Notes, Prime Rate Notes
                             and LIBOR Notes)
                       (  )   Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (  )   Certificated Note

Denomination:  $250,000 with $5,000 integral multiples thereafter.

Redemption:
(  )   The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to January 8, 2000. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on January 8, 2000 and each Interest Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s):  January 8, 2000 and each Interest
Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement).

Initial Redemption Date:  January 8, 2000 (subject to Business
Day convention described in the Prospectus Supplement)
Initial Redemption Percentage:  See above
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:   N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National Association
                         (   )  Morgan Guaranty Trust Company of New York


Plan of Distribution:
J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.